LOAN AGREEMENT

THIS LOAN AGREEMENT is entered into this 12th day of May 2006, by Ventana Group, LLC, a Delaware Limited Liability Company ("VGC"), and Cryoport Systems, Inc., a California Corporation ("Borrower"). VGC and the Borrower agree as follows:

1. Loan Terms. VGC agrees to lend the Borrower the principal amount of One Hundred Fifty Thousand Dollars ($150,000.00) ("Loan"), under the terms and conditions set forth in the secured promissory note between VGC and the Borrower, for that same amount and dated this same date ("Note"). The terms and conditions of the Note are incorporated into this Loan Agreement by reference.

2. Disbursement. The Borrower agrees that VGC will disburse the Loan proceeds according to the Loan Disbursement Schedule attached as Exhibit A. Disbursement of funds shall be as follows:

a. $35,000.00 at closing.

b. $40,000.00 at receipt of a Term Sheet from SEPTA Capital.

c. $$56,971.37 at receipt of Term Sheet for Venture Lease.

3. Use of Proceeds. The Borrower agrees that the use of proceeds from the Loan are for commercial use only and not intended for personal, family or household purposes and is subject to the implied covenant of good faith and fair dealing under Civil Code Section 1655, and has been approved by the Borrower's Board of Directors (or equivalent governing body).

4. Security. All sums due under the Note, this Loan Agreement, and any security documents are:

a. Secured by the Collateral described in the Security Agreement between the Borrower and VGC dated April 25, 2006.

b. Secured by a Guaranty from Cryoport Inc., a Nevada corporation (the "Corporate Parent") to VGC dated April 25, 2006. The documents evidencing any security interest indicated above are collectively referred to in this Loan Agreement as the "Security Documents."

5. Reporting and Inspections.

a. Financial Statements. The Borrower shall provide VGC with the Borrower's quarterly and year-to-date income statement within 30 days after the end of each quarter and balance sheet within 30 days after the end of each quarter, in a form satisfactory to VGC.

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b. Books and Records. The Borrower shall provide VGC with such information regarding Borrower as VGC may reasonably request, including copies of the minutes of the Borrower's members', shareholders' and Board of Directors' meetings or of other similar meetings.

c. Inspection. The Borrower shall allow VGC to inspect its facilities and its books and records at any time during normal business hours, as VGC may reasonably request.

d. Notice of Legal Action. The Borrower shall give VGC prompt written notice of any pending or threatened action, suit, or proceeding against the Borrower in any court, governmental commission, or regulatory body.

6. Warrants to Purchase. As an inducement for VGC to make the Loan to Borrower, the Corporate Parent shall grant VGC a warrant to purchase common stock of the Corporate Parent as set forth in the Warrant to Purchase Common Stock in Cryoport Inc. (the 'Warrant') issued by the Corporate Parent in connection with this Loan Agreement.

7. Borrower's Representations and Warranties. The Borrower represents and warrants to VGC that the following are true as of this date, and shall remain true so long as any amount is still outstanding under the Note, this Agreement, the Security Documents, or any other documents executed under this Loan Agreement (collectively, ''Loan Documents''):

a. Legal Standing. The Borrower is duly organized, validly existing, and in good standing under the laws of the State of California and of any other state or jurisdiction in which the Borrower does business.

b. Authority. The Borrower has the power to enter into and perform its obligations under the Loan Documents and has duly authorized the person signing the Loan Documents to do so.

c. Binding Agreement. The Loan Documents constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their terms.

d. No Default. The Borrower's execution and performance of the Loan Documents will not violate any agreement or instrument by which Borrower is bound, and will not result in a default under any such agreement or instrument or in the imposition of any lien or encumbrance upon any of Borrower's assets except as created by the Security Documents. The Borrower is not currently, and the execution and performance for the Loan Documents will not result, in default under any judgment, order, writ, injunction, decree, lease, contract, agreement, commitment, instrument, or obligation under which it is bound.

e. Licensing. The Borrower has obtained and shall maintain all registrations, licenses, consents, and filings, with any other party or any public authority,

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required in connection with the Borrower's operation or with the execution and performance of the Loan Documents.

f. Title. The Borrower has marketable title to all of its assets, free of any security interest, lien, or other encumbrances.

g. Insurance. The Borrower has and will maintain property insurance on all its assets, and liability insurance with respect to its business, in amounts, against risks, and issued by insurers, as are satisfactory to VGC. The Borrower shall provide VGC with verification of this insurance coverage upon VGC's request. The Borrower shall obtain for each of its insurance policies a lender's loss payable endorsement, showing VGC as loss payee.

h. Maintenance. All of the Borrower's property is in working order and the Borrower has made or will promptly make all repairs or replacements necessary to the conduct of its business, comply with any outstanding agreements or instruments, and maintain required insurance.

i. Legal Compliance. The Borrower is not in violation of any law, any provision of its Articles of Incorporation, its By-laws, other constituent documents of the Borrower, or any agreement or other instrument to which it is subject.

j. Adverse Changes. There has occurred no material adverse change in the condition of Borrower and its business since the date the Borrower applied to VGC for the Loan, or from the date of the latest financial information which the Borrower has provided to VGC.

k. Accuracy. All information previously or hereafter furnished to VGC in connection with this Loan Agreement is accurate and complete and does not omit any fact necessary to make the statements not misleading.

l. Advice of Change or Default. The Borrower shall promptly advise VGC of any material adverse change in its condition, or of any Event of Default.

m. Valid Issuance of Common Stock. The shares of common stock issuable upon exercise of the Warrant, when issued, sold and delivered in accordance with the terms of the Warrant for the consideration expressed therein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than any restrictions on transfer set forth in the Warrant.

8. Events of Default. If any of the following events occur, it shall constitute an Event of Default:

a. Performance. If the Borrower fails to make any required payment when due, or to punctually comply with any of the Borrower's obligations, under the Note, this Loan Agreement, or the Security Documents.

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b. Cross-Default. If the Borrower defaults under any other indebtedness which the Borrower owes to VGC.

c. Representations and Warranties. If any representation or warranty made by or on behalf of Borrower in connection with the Loan or this Loan Agreement was incorrect when made.

d. Insolvency. If, voluntarily or involuntarily: (i) the Borrower assigns or establishes a trust for the benefit of creditors, (ii) the Borrower or any other person petitions or applies for appointment of a liquidator, receiver or the like, for the Borrower's assets, (iii) the Borrower commences or acquiesces to the commencement of any proceeding under bankruptcy, insolvency or similar law, or (iv) the Borrower admits in writing its inability to pay its debts as they mature.

e. Change in Business. If Borrower changes its name; dissolves, reorganizes, liquidates, terminates its existence or business, or sells substantially all of its assets; merges with or acquires any other business entity, or organizes any subsidiary or affiliate; engages in any line of business other than the business in which it is currently engaged or a similar business; or enters in any contract to do any of the above.

f. Licenses. If any material license, permit, or consent necessary for the Borrower's business is lost or terminated.

g. Financial Condition. If any statement of the Borrower's financial condition contains information or qualifications which reflect a material adverse change in the Borrower's financial condition.

h. Collateral. If any material portion of the collateral described in the Security Agreement (the "Collateral") is lost, damaged, destroyed, or otherwise rendered unavailable as security for the Loan, or if the Collateral is levied upon, seized, or attached by another person or entity.

i. Other Encumbrances. If the Borrower creates or incurs any lien, mortgage, security interest, or other encumbrance or attachment on any of its assets, except those evidenced by the Security Documents, or specifically described in the attached Exhibit B.

j. Guarantees; Loans. If the Borrower guarantees or becomes liable for the obligations of, or makes any loan or advance to, any other person or entity, except advances or reimbursements to employees for the Borrower's necessary business expenses made in the ordinary course of business.

9. VGC's Remedies in Event of Default. If any Event of Default occurs, VGC may exercise any or all of the remedies available to it under the Note, this Loan Agreement, or the Security Documents, or by law. VGC's remedies after the occurrence of an Event of Default include, but are not limited to, the following:

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a. Acceleration. VGC may declare all unpaid principal and accrued interest due under the Note to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

b. Legal Actions. VGC may protect and enforce its rights by any available judicial proceedings, including actions for specific performance or other equitable remedy.

c. Attend Meetings. VGC may attend any meetings of the Borrower's members, shareholders, Board of Directors (or equivalent governing body), or partners, as the case may be. The Borrower shall give VGC at least as much notice of those meetings as the members, shareholders, Directors, or partners are entitled to receive.

d. Technical Assistance. At the request of VGC, the Borrower shall retain, at Borrower's expense, technical assistance providers reasonably satisfactory to VGC.

10. No Waiver. VGC's failure to take any of the actions available to it after the occurrence of an Event of Default shall not affect VGC's right to later pursue any or all of its remedies against the Borrower with regard to that Event of Default. VGC's waiver of its rights in regard to one Event of Default shall not affect VGC's rights or remedies upon the occurrence of any later or other Event of Default.

11. Indemnification. The Borrower agrees to indemnify and hold VGC harmless from and against any and all claims, demands, losses, judgments, and liabilities (including penalties) of every kind or nature ("Claims") arising from or related to the Loan or the Loan Documents. The Borrower will reimburse VGC for all costs and attorney fees incurred in relation to such Claims. VGC shall not be liable for anything in connection with the Loan, the Note, this Loan Agreement or the Security Documents, except to the extent of monies which VGC actually receives from the Borrower under the terms of this Loan Agreement.

12. Notices. Any notices required by the Note, this Loan Agreement, or the Security Documents shall be in writing, and shall be hand delivered or sent by United States mail to VGC at 750 Menlo Ave, Ste 340, Menlo Park, CA 94025, and to the Borrower at the address shown below, or as the parties subsequently designate in writing. All such notices shall be deemed received on the day the notice is hand-delivered to the other party, or three days after mailing.

13. Other Documents. The Borrower shall execute any other documents, and take such further action, as VGC shall reasonably request, from time to time, to give effect to this Loan Agreement, the Note, or the Security Documents.

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14. Entire Agreement. This Loan Agreement, the Note, and the Security Documents contain the Borrower's and VGC's entire agreement with respect to the Loan.

15. Other Parties. Nothing in this Loan Agreement shall be construed as giving any person, firm, corporation or other entity other than the Borrower or VGC any right, remedy or claim under or in relation to the Note, this Loan Agreement, or the Security Documents.

16. Survival. All representations, warranties, and agreements contained in this Loan Agreement shall survive until all amounts due under the Note, this Loan Agreement, or the Security Documents are paid in full.

17. Validity. If a court of competent jurisdiction determines that any portion of this Loan Agreement is invalid or unenforceable, that determination shall not affect the validity or enforceability of the remaining provisions of this Loan Agreement.

18. Applicable Law, Jurisdiction; Venue. This Loan Agreement shall be governed by, construed, and enforced under the laws of the State of California. The Borrower submits to the jurisdiction and venue of any court located in San Mateo, California.

19. Attorney Fees and Costs. The Borrower agrees to pay all of VGC's reasonable costs incurred in collecting the sums due under the Note, this Loan Agreement, and the Security Documents, including attorney fees and costs. All such costs and attorney fees shall bear interest from the date incurred until paid at the Default Rate stated in the Note, and are secured by all of the collateral securing the Note, as set forth in this Loan Agreement.

20. Successors. This Loan Agreement is binding upon and shall inure to the benefit of the Borrower and VGC, and their respective transferees, successors, assigns, heirs, and legal representatives.

21. Assignments. VGC may assign all or part of the Note, this Loan Agreement, or the Security Documents, to any person without notifying the Borrower and without affecting the Borrower's liability under the Note, this Loan Agreement, or the Security Documents. The Borrower shall not assign the Note, this Loan Agreement, or the Security Documents to any person without VGC's prior written consent.

22. No Oral Agreements. No oral agreement to waive or modify any term of the Note, this Loan Agreement, or the Security Documents will be effective. Any such waiver or modification must be in writing signed by VGC.

23. Multiple Borrowers. If the Borrower is comprised of more than one person or entity, the term "Borrower" shall apply to all of them, and they shall each be jointly and

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severally liable as principals for the indebtedness and obligations evidenced by the Note, this Loan Agreement, or the Security Documents.

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed and delivered as of the day and year first written above.

Cryoport Systems, Inc.:

By: Peter Berry
Its: President and CEO

Ventana Group, LLC

By: Michael Horn
it's: Senior Vice President

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EXHIBIT A

LOAN DISBURSEMENT SCHEDULE

Borrower: **CyroPort Systems Inc.**

Lender: **Ventana Group LLC**

Officer: **Hom**

New Loan No: **051206blcps**

Settlement Date: **5/12/2006**

Disbursement Date: 5/12/2006

Total Consideration		$150,000.00	
New Loan (s):			
Lender: Ventana Group, LLC			
New Loan to File: Ventana Group LLC			$150,000.00
Interest on New Loan 5/12/06 to 5/31/06 @ 96.77/day – Ventana Group LLC		$1,838.63	
Loan Points- Ventana Group LLC		$7,500.00	
Underwriting Fee- Ventana Group LLC		$450.00	
Processing Fee- Ventana Group LLC		$500.00	
SUBTOTAL	**$10,288.63**		
Legal Review Fee:		$2,500.00	
Notary Fee:		$40.00	
Recording Fee:		$200.00	
SUBTOTAL	**$2, 740.00**		
NET CASH TO BORROWER:		**$136,971.37**	
1st Tranche at signing		($35,000.00)	
2nd Tranche upon receipt of Term Sheet from SEPA Capital		($45,000.00)	
3rd Tranche upon receipt of Term Sheet for Venture Lease		($56,971.37)	
TOTAL		$150,000.00	$150,000.00

Notice - This Estimated Settlement Statement is subject to changes, corrections or additions at the time of final computation of the Settlement Statement.

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SECURITY AGREEMENT

This SECURITY AGREEMENT is made on this 12th day of May, 2006 between Cryoport Systems, Inc. a California corporation ("Debtor") located at 451 Atlas Street, Brea, CA 92821, and Ventana Group LLC, a Delaware limited liability company ("Secured Party") located at 750 Menlo Avenue, Suite 340, Menlo Park, CA 94025 in connection with that certain Loan Agreement dated May 12, 2006 entered into by and between Debtor and Secured Party (the "Loan Agreement"). All capitalized terms that are not defined in this Security Agreement shall have the same meaning as set forth in the Loan Agreement.

1. **SECURITY INTEREST.** Debtor grants to Secured Party a security interest in all property of the Debtor, real and personal, tangible and intangible, wherever located, whether now owned or hereafter acquired, including without limitation, all equipment, inventory, instruments, investment property, documents, general intangibles, bank deposits, contract rights, trade names, copyrights, trademarks, patents, trade secrets, payments due from credit card and bank card companies or processors, fixtures, furniture, accounts receivable, accounts, leases, deposit accounts, monies due or to become due from any and all products and proceeds of all the collateral in whatever form, including, without limitation, all payments under insurance, all proceeds of any governmental taking, and any indemnity, warranty, letter of credit (including the right to draw on such letter of credit), or guaranty payable by reason of any default under, loss of, damage to or otherwise, with respect to any of the foregoing ("Collateral"). The Security Interest shall secure the payment and performance of Debtor's secured promissory note of even date herewith in the principal amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Note") and the payment and performance of all other liabilities and obligations of Debtor to Secured Party of every kind and description, direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising.

2. **COVENANTS**. Debtor hereby warrants and covenants: (a) The Collateral will be kept at the following locations;

1. Cryoport Systems, Inc., 451 Atlas Street, Brea, CA 92821

and that the Collateral will not be removed from the Premises other than in the ordinary course of business. (b) The Debtor's place of business is Cryoport Systems, Inc., 451 Atlas Street, Brea, CA 92821, and Debtor will immediately notify Secured Party in writing of any change in or discontinuance of Debtor's place of business. (c) The parties intend that the Collateral is and will at all times remain despite the fact and irrespective of the manner in which it is attached to realty. (d) The Debtor will not sell, dispose, or otherwise transfer the Collateral or any interest therein without the prior written consent of Secured Party, and the Debtor shall keep the Collateral free from unpaid charges (including rent), taxes, and liens, other than in the normal course of business. (e) The Debtor shall execute alone or with Secured Party any Financing Statement or other

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document or procure any document, and pay the cost of filing the same in all public offices wherever filing is deemed by Secured Party to be necessary. (f) Debtor shall maintain insurance at all times with respect to all Collateral against risks of fire, theft, and other such risks and in such amounts as Secured Party may require. The policies shall be payable to both the Secured Party and the Debtor as their interests appear and shall provide for ten (10) days written notice of cancellation to Secured Party. (g) The Debtor shall make all repairs, replacements, additions, and improvements necessary to maintain any equipment in good working order and condition. At its option, Secured Party may discharge taxes, liens, or other encumbrances at any time levied or placed on the Collateral, may pay rent or insurance due on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Secured Party on demand for any payment made, or any expense incurred by Secured Party pursuant to the foregoing authorization.

3. **ASSIGNMENT**. Secured Party may assign all or part of the Security Agreement, to any person without notifying the Debtor and without affecting the Borrower's liability under the Note, the Loan Agreement, or the Security Documents. The Debtor shall not assign the Note, the Loan Agreement, or the Security Documents to any person without Secured Party's prior written consent.

4. **DEFAULT**. The Debtor shall be in default under this Agreement upon the happening of any of the following: (a) any misrepresentation in connection with this Agreement on the part of the Debtor, (b) any noncompliance with or nonperformance of the Debtor's obligations under the Note, the Loan Agreement, or this Agreement, or (c) upon the occurrence of an Event of Default under the Loan Agreement. Upon default and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of a Secured Party under the Uniform Commercial Code. Secured Party may require the Debtor to make the Collateral available to Secured Party at a place which is mutually convenient. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. This Agreement shall inure to the benefit up and bind the heirs, executors, administrators, successors, and assigns of the parties. This Agreement shall have the effect of an instrument under seal. This Security Agreement shall be governed by, construed, and enforced under the laws of the State of California. The Debtor submits to the jurisdiction and venue of any court located in San Mateo County, California.

[REMAINDER OF PAGE INTENTIONALLY BLANK.]

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IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first written above.

Cryoport Systems, Inc.,
a California corporation
451 Atlas Street
Brea, CA 92821

By: ____________________
Name: Peter Berry
Title: President and CEO

Agreed:

Ventana Group LLC
750 Menlo Avenue, Suite 340,
Menlo Park, CA 94025.

By: ____________________
Name: Michael Hom
Title: Senior Vice President

SECURED PROMISSORY NOTE

AMOUNT: $150,000.00 DATE: May 12, 2006

1. Promise to Pay. In return for a loan received, Cryoport Systems, Inc., a California corporation ("Borrower") promises to pay to the order of Ventana Group LLC, a Delaware limited liability company ("VGC"), at 750 Menlo Avenue, Suite 340, Menlo Park, CA 94025, or at such other place as VGC may designate, the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), pursuant to a Loan Agreement between the Borrower and VGC dated May 12, 2006 ("Loan Agreement"), plus interest on the unpaid principal balance and all other sums due from the Borrower to VGC under this secured promissory note (this "Note"), the Loan Agreement, the Security Agreement or any other Loan Documents executed in connection with the Loan. Capitalized terms not otherwise defined in this Note shall have the same meaning as defined in the Loan Agreement.

2. Interest Rate. Interest on the unpaid principal balance shall begin accruing on the date of this Note, and shall continue until all sums due under this Note are paid in full, at a monthly interest rate of 2.00%.

3. Maturity Date. All sums due under this Note shall be due in full 90 days from the date of this Note ("Maturity Date"). On the Maturity Date, the Borrower shall pay to VGC all outstanding principal, accrued interest, and any other unpaid sums due under this Note.

4. Payments. The Borrower agrees to make the following principal and interest payments to VGC:

> Interest Only Monthly Payments with a Balloon Payment on Maturity Date: Borrower shall make monthly payments of interest only beginning May 25, 2005, in the amount of Three Thousand Dollars ($3,000.00) per month. The principal amount of this Note, accrued interest and all unpaid sums due under this Note, the Loan Agreement, the Security Agreement or any other Loan Documents executed in connection with the Loan will be added to the final balloon payment due on the Maturity Date.

5. Prepayment. The Borrower may completely or partially prepay this Note before the Maturity Date; provided, however, notwithstanding any full or partial prepayment of the principal amount under this Note, Borrower shall be required to pay

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VGC the full amount of all interest and fees as if such interest and fees accrued through the Maturity Date. In the event of any partial prepayment, the Borrower shall continue to make the scheduled monthly payments when due, despite any partial prepayment.

6. Application of Payments. VGC shall apply each payment or prepayment first to unpaid interest charges, fees and costs due under this Note, and then to the unpaid principal.

7. Late Fee. If VGC does not receive any payment within 15 days of when due under the terms of the Note, the Borrower shall pay VGC a late fee equal to 5% of the amount due for each and every late payment, in addition to the accrued interest.

8. Bounced Check Fee. Borrower agrees to pay a $25.00 fee for each bounced check.

9. Security. This Note is secured as set forth in the Security Agreement entered into between the Borrower and VGC and the Corporate Guaranty issued by Cryoport Inc., a Nevada corporation and the corporate parent of the Borrower (the "Guarantor"). The documents evidencing VGC's security interest in the collateral and the Corporate Guaranty are referred to in this Note as the "Security Documents."

10. Use of Funds. Borrower agrees that the proceeds of this Note are for commercial use only and not intended for personal, family or household purposes and is subject to the implied covenant of good faith and fair dealing under Civil Code Section 1655, and has been approved by the Borrower's board of directors.

11. Default; No Waiver. VGC may declare the Borrower to be in default, and all sums due under this Note immediately due in full, if (a) the Borrower fails to make a payment when it is due on this Note or on any other obligation which the Borrower owes to VGC, (b) if either the Borrower or Guarantor fails to perform any of their respective obligations under the terms of this Note, the Loan Agreement, or the Security Documents or (c) if an Event of Default occurs under the Loan Agreement. However, VGC's failure to exercise any right available to it upon the Borrower's default, or to strictly enforce any right or term of this Note, the Loan Agreement, or the Security Documents does not constitute a waiver of that default, right or term.

11. Default Rate. After maturity or upon default, all sums due under this Note, or on any judgment entered under this Note, shall bear interest at the rate equal to the otherwise applicable rate pursuant to paragraph 2 above plus an additional 1.5% per month until paid in full, or so long as the default continues.

12. Usury. VGC and the Borrower specifically intend this Note is not subject to usury laws in the United States of America and the State of California.

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13. Waiver of Presentment. The Borrower and all other persons liable or to become liable on this Note waive presentment, demand of payment, notice of dishonor, protest, notice of nonpayment, and all other notices and demands.

14. Applicable Law; Jurisdiction; Venue. This Note shall be governed by, construed, and enforced under the laws of the State of California. The Borrower submits to the jurisdiction and venue of any court located in San Mateo County, California.

15. Attorney Fees and Costs. The Borrower agrees to pay all of VGC's reasonable attorney fees and costs incurred in collecting the sums due under this Note and the Security Documents, including attorney fees and costs.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered on the day and year first written above.

Cryoport Systems, Inc.
451 Atlas Street
Brea, CA 92821

Pete Berry

By: Peter Berry
Its: President and Chief Executive Officer

Acknowledged and Agreed:

Ventana Group LLC
750 Menlo Avenue, Suite 340,
Menlo Park, CA 94025.

By: Michael Horn
Its: Senior Vice President

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